EXHIBIT 99.2

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters

Vice President—Investor Relations

713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP COMPLETES OIL AND GAS PROPERTY SALE

AND UPDATES GUIDANCE

Houston, Texas, October 4, 2006 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announced it completed the sale of certain oil and gas properties located onshore California and in West Texas on September 29, 2006 for total cash consideration of approximately $865 million. The transaction is effective October 1, 2006 and the Company expects to record a gain in the third quarter.

OUTLOOK

PXP intends to issue operating and financial guidance for the fourth quarter 2006 via Form 8-K to reflect the impact of this property sale. The Company is also increasing its estimate of 2006 total capital spending from $526 million to $610 million, including capitalized G&A and interest. This change primarily reflects additional investments in the deepwater Gulf of Mexico.

The previously announced transaction to sell certain deepwater Gulf of Mexico assets is on schedule to close early November, 2006.

THIRD QUARTER EARNINGS CONFERENCE CALL

The Company plans to issue third quarter 2006 earnings results on November 2, 2006 before the market opens followed by a conference call at 10:00 a.m. that day.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	closing of the announced sale,
*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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